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                                                                      EXHIBIT 21

                            SUBSIDIARIES OF THE COMPANY

Central Data Corporation

Digi International Asia Pte Ltd

Digi International GmbH

Digi International FSC

Digi International Israel Inc.

Digi International (HK) Ltd.

Digi International Australia PTY Ltd.

Digi International Limited

Digi International SARL

ITK International, Inc.